Exhibit 10.1

AMENDED AND RESTATED

SWAP TRANSACTION CONFIRMATION

Date:	November 27, 2006
To:	A.C. Moore Arts & Crafts, Inc., A.C. Moore Incorporated, Moorestown Finance, Inc., Blackwood Assets, Inc. and A.C. Moore Urban Renewal, LLC (jointly and severally “Counterparty”)
Address:	130 AC Moore Drive
Berlin, NJ
08009 USA
Email:	mkatz@acmoore.com
Attention:	Marc D. Katz
From:	Wachovia Bank, N.A. (“Wachovia”)
Ref. No:	1625580

Dear Marc D. Katz:

Reference is made to that certain Confirmation dated November 3, 2006 between the Counterparty and Wachovia regarding a Transaction with a Wachovia reference number of 1625580, a Trade Date of November 2, 2006, an Effective Date of November 1, 2006 and a Termination Date of September 3, 2019 (“Prior Confirmation”). This Confirmation amends and restates the Prior Confirmation.

This confirms the terms of the Transaction described below between Counterparty and Wachovia. The definitions and provisions contained in the 2000 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern. Fixed Amounts and Floating Amounts for each applicable Payment Date hereunder will be calculated in accordance with the ISDA Definitions, and if any Fixed Amount and Floating Amount are due for the same Payment Date hereunder, then those amounts shall not be payable and instead the Fixed Rate Payer shall pay the positive difference, if any, between the Fixed Amount and the Floating Amount, and the Floating Rate Payer shall pay the positive difference, if any, between the Floating Amount and the Fixed Amount.

1.	The terms of the particular Transaction to which the Confirmation relates are as follows:

Transaction Type:	Interest Rate Swap
Currency for Payments:	U.S. Dollars
Notional Amount:	For a Calculation Period, the amount set forth opposite that Calculation Period on Attachment I hereto
Term:
Trade Date:	November 2, 2006
Effective Date:	November 1, 2006
Termination Date:	September 03, 2019, subject to adjustment in accordance with the Modified Following Business Day Convention.

Fixed Amounts:
Fixed Rate Payer:	Counterparty
Payment Dates:	Monthly on the 1st of each month commencing December 01, 2006, through and including the Termination Date
Business Day Convention:	Modified Following
Business Day:	New York
Fixed Rate:	5.77%
Fixed Rate Day Count Fraction:	Actual/360

Floating Amounts:
Floating Rate Payer:	Wachovia
Payment Dates:	Monthly on the 1st of each month commencing December 01, 2006, through and including the Termination Date
Business Day Convention:	Modified Following
Business Day:	New York
Floating Rate for initial Calculation	5.32% (excludes Spread)
Period:

Floating Rate Option:	USD-LIBOR-BBA
Designated Maturity:	1 Month
Spread:	Plus 0.65%
Floating Rate Day Count Fraction:	Actual/360
Floating Rate determined:	Two London Banking Days prior to each Reset Date.
Reset Dates:	The first day of each Calculation Period.
Compounding:	Inapplicable
Rounding convention:	5 decimal places per the ISDA Definitions.
2.	The additional provisions of this Confirmation are as follows:

Calculation Agent:	As per the Master Agreement
Payment Instructions:	Wachovia Wholesale Lockbox P.O. Box 60308 Charlotte, NC 28260-0308
Wachovia Contacts:	Settlement and/or Rate Resets: 1-800-249-3865 1-704-383-8429 Documentation: Tel: (704) 383-4599 Fax: (704) 383-9139
Collateral: Tel: (704) 383-9529 Please quote transaction reference number.
Payments to Counterparty:	Please provide written payment instructions. Wachovia will make no payments until written payment instructions are received. Phone: 1-800-249-3865 Fax: 1-704-383-8429

The following event shall constitute a “Termination Event” for this Transaction: before the opening of business on December 17, 2006, the Counterparty fails to execute and deliver to Wachovia an ISDA Master Agreement (including a Schedule thereto) in form and substance acceptable to Wachovia in its sole discretion.

If this Termination Event occurs, Wachovia may give written notice (including by facsimile transmission) to the Counterparty designating a New York Business Day not earlier than (nor more than 20 days after) the day such notice is given as the “Early Termination Date” for this Transaction. Upon that designation, all obligations under this Transaction will terminate and be replaced by an obligation of one party hereto to make a payment to the other party hereto as compensation for the termination of this Transaction (“Termination Payment”). The amount of, and the party obligated to make the Termination Payment shall be determined by Wachovia in accordance with the provisions of Section 6(e) of the 1992 ISDA Master Agreement (“ISDA Master”), which provisions, together with related definitions and ancillary provisions, are hereby incorporated by reference (mutatis mutandis) from the Local Currency--Single Jurisdiction version of the ISDA Master Agreement. For purposes of the foregoing, (i) the “Second Method” and “Market Quotation” apply, (ii) this Transaction will be deemed a “Terminated Transaction”, and (iii) the Counterparty will be deemed the “Affected Party”, as such terms are used in the ISDA Master Agreement.

The Termination Payment will be due on the New York Business Day following the Early Termination Date, together with interest thereon (payable on demand and computed on a 360-day year basis for actual days elapsed) at a rate per annum equal to 2% plus the daily average Bank Prime Loan rate in effect for each day the Termination Payment remains unpaid as published in N.Y. Federal Reserve Statistical Release H.15(519) for each such day.

Documentation

If at any time there exists an executed ISDA Master Agreement between the parties governing this Transaction, this Confirmation supplements, forms part of and will be governed by that ISDA Master Agreement, and all provisions contained or incorporated by reference in that ISDA Master Agreement will govern this Confirmation except as expressly modified herein. In the absence of that ISDA Master Agreement, this Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Master Agreement (Local Currency-Single Jurisdiction) published in 1992 by the International Swaps and Derivatives Association, Inc. as if the parties had executed an agreement in such form (the provisions of which are hereby incorporated by reference), but without any Schedule except for the election of New York law (without regard to conflicts of law principles) as the governing law. References in this Confirmation to the “ISDA Master Agreement” shall be to whichever of the foregoing is applicable. Neither party is acting as the other party’s financial advisor for this Transaction nor is it relying on the other party for any evaluation of the present or future results, consequences, risks, and benefits of this transaction, whether financial, accounting, tax, legal, or otherwise.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to us.

Very truly yours, Wachovia Bank, N.A.
By:	/s/ Tracey Bissell

Name: Tracey Bissell
Title: Vice President

Ref. No. 1625580
Accepted and Confirmed as of date first written above:
A.C. Moore Arts & Crafts, Inc.,
By:	/s/ Marc Katz

Name: Marc Katz
Title: EVP and CFO
A.C. Moore Incorporated
By:	/s/ Marc Katz

Name: Marc Katz
Title: EVP and CFO
Moorestown Finance, Inc.
By:	/s/ Marc Katz

Name: Marc Katz
Title: EVP and CFO
Blackwood Assets, Inc.
By:	/s/ Marc Katz

Name: Marc Katz
Title: EVP and CFO
A.C. Moore Urban Renewal, LLC
By:	/s/ Marc Katz

Name: Marc Katz
Title: Authorized Signatory